Coopers & Lybrand L.L.P.
a professional service firm


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-2 (File No. 33-60566) of our report dated January 31, 1997 (except for Note 15, as to which the date is February 19, 1997), on our audits of the consolidated financial statements of Northern Empire Bancshares which is included in its Annual Report on form 10-KSB for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."


/s/Coopers & Lybrand L.L.P.
San Francisco, California
March 26, 1997



Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.